AMENDMENT NO. 4 TO MASTER SERVICES AGREEMENT

THIS AMENDMENTNO. 4 TO MASTER SERVICES AGREEMENT(this "Amendment") is made effective as of June 12, 2024, by and among Homestead Funds, Inc., a Maryland corporation (the "Corporation") and Homestead Funds Trust, a Massachusetts business trust (the "Trust," and together with the Corporation, "Homestead" or "Homestead Funds"), and Ultimus Fund Solutions, LLC ("Ultimus"), a limited liability company organized under the laws of the state of Ohio.

WHEREAS, Ultimus and Homestead are parties to that certain Master Services Agreement dated February 28, 2021 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set fo1ih, the parties hereto agree as follows:

1.	Amendments,
(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.
2.	Miscellaneous,
(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

HOMESTEAD FUNDS, INC.

ULTIMUS FUND SOLUTIONS, LLC

By:

Name: Gary Tenkman

Title: Chief Executive Officer

HOMESTEAD FUNDS TRUST

AMENDED SCHEDULE A

dated,  June 12, 2024 to the

Master Services Agreement between

Homestead Funds

and

Ultimus Fund Solutions, LLC

dated February 28, 2021

Fund Portfolio(s)(by fiscal year end)

Daily Income Fund

 Short-Term Government Securities Fund

Short Term Bond Fund

Intermediate Bond Fund

Stock Index Fund

Value Fund

Growth Fund

International Equity Fund

Small Company Stock Fund